Exhibit 4.8
Designation of Series B Convertible Preferred Stock

Legacy Communications Corporation           Filing Number: 153582700
Amendment to Articles of Incorporation

F.  Series B Preferred Stock.  There shall be a series of Preferred Stock designated as “Series B Convertible Preferred Stock,” and the number of shares constituting such series shall be 2,000,000.  Such series is referred to herein as the “Preferred Stock.”

1.  Stated Capital.  The amount to be represented in stated capital at all times for each share of Preferred Stock shall be $.001.

2.  Rank.  All shares of Preferred Stock shall rank superior and prior to all of the Corporation’s Common Stock, par value $.001 per share (the “Common Stock”), now or hereafter issued, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

3.  Dividends.  If any dividend or other distribution payable in cash, securities or other property, including a dividend payable in shares of Common Stock, is declared on the Common Stock, each holder of shares of Preferred Stock on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same cash, securities or other property which such holder would have received on such record date if such holder was the holder of record of the number (including any fraction) of shares of Common Stock into which the shares of Preferred Stock then held by such holder are then convertible.  No dividend or other distribution shall be declared or paid on the Common Stock unless an equivalent dividend or other distribution that satisfies this Paragraph 3 is declared or paid on the Preferred Stock.

4.  Liquidation Preference.  In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of any series of preferred stock, having a priority on liquidation superior to that of the Preferred Stock, the holders of shares of Preferred Stock shall be entitled to participate preferentially to the Common Stock in all of the remaining assets of the Corporation available for distribution to its stockholders, prior to the holders of Common Stock in proportion to the number of shares of Preferred Stock held by them.  A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this Paragraph 4 of Article V(F), shall not be deemed to be occasioned by or to include any merger of the Corporation with or into one or more corporations or other entities, any acquisition or exchange of the outstanding shares of one or more classes or series of the Corporation, or any sale, lease, exchange, or other disposition of all or a part of the assets of the Corporation.

5.  Voting Rights.  Except as otherwise required by law, the shares of outstanding Preferred Stock shall have the number of votes equal to the number of votes of all outstanding shares of capital stock plus one additional vote such that the holders of a majority of the outstanding shares of Preferred Stock shall always constitute a majority of the voting rights of the Corporation.  Except as otherwise required by law or by these Articles of Incorporation, the holders of shares of Common Stock and Preferred Stock shall vote together and not as separate classes and the holders of a majority of the shares of Preferred Stock shall have the right to cast the number of votes to which all shares of Preferred Stock are entitled.

6.  No Redemption.  The shares of Preferred Stock are not redeemable.

7.  Conversion Provisions.

(a) Conversion at Option of Holders.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, on or after the 61st day after the delivery of a notice to the Corporation for conversion of such share as herein provided, into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided, initially at the rate of 10 shares of Common Stock for each full share of Preferred Stock.

For the purpose of this Certificate of Designation, the term “Common Stock” shall initially mean the class designated as Common Stock, par value $.001 per share, of the Corporation as of June 30, 2008, subject to adjustment as hereinafter provided.

(b) Mechanics of Conversion.

(i) Notice of Conversion. Any holder of shares of Preferred Stock desiring to convert such shares into Common Stock shall cause to be filed with the transfer agent for the Preferred Stock and the Corporation at the principal office of the Corporation, at least 61 days prior to the applicable conversion date, a notice stating the date on which the conversion is expected to become effective (but no failure to give such notice or any defect therein or in the delivery thereof shall affect the validity of the holder’s action required to be specified in such notice).

(ii) Surrender of Certificate. Any holder of shares of Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates for such shares of Preferred Stock at the office of the transfer agent for the Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for Common Stock are to be issued.

The Corporation will, as soon as practicable after such deposit of certificates for Preferred Stock accompanied by the written notice and, compliance with any other conditions herein contained, deliver at the office of the transfer agent to the person for whose account such shares of Preferred Stock were so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided.  Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Preferred Stock to be converted, and the person or person entitled to receive the Common Stock deliverable upon conversion of such Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date; provided, however, that the Corporation shall not be required to convert any shares of Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the conversion rate in effect on such date.

(c) Changes in Conversion Rate.  The Corporation from time to time may increase the conversion rate by any amount for any period of time if the period is at least 20 days and if the increase is irrevocable during the period whenever the conversion rate is so increased, the Corporation shall mail to holders of record of the Preferred Stock a notice of the increase at least 15 days before the date the increased conversion rate takes effect, and such notice shall state the increased conversion rate and the period it will be in effect.

The Corporation may make such increases in the conversion rate, in addition to those required or allowed by this Paragraph 7, as shall be determined by it, as evidenced by a resolution of the Board of Directors, to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

8.  Protective Provisions.

(a) Reservation of Shares; Transfer Taxes; Etc.  The Corporation shall at all times serve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Preferred Stock from time to time outstanding.  The Corporation shall from time to time, in accordance with the laws of the State of Texas, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then outstanding shares of Preferred Stock.

If any shares of Common Stock required to be reserved for purposes of conversion of the Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be.  If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Preferred Stock.

The Corporation will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Preferred Stock.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that which the shares of Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

Prior Notice of Certain Events.  In case:

(i) The Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings other than any special or non-recurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of in excess of 10% of the than-outstanding shares of Common Stock; or

(ii)  the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants (other than any rights specified in paragraph (c)(i)(1)(B) of this Paragraph 8); or

(iii)  of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

(iv)  of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Preferred Stock, and shall cause to be mailed to the holders of record of the Preferred Stock, at their last address as they shall appear upon the stock transfer books of the Corporation, at least 15 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

(c)  Class Voting Rights.  So long as the Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of all outstanding Preferred Stock voting separately as a class, (i) Amend, alter or repeal (by merger or otherwise) any provision of the Articles of Incorporation or the By-Laws of the Corporation, as amended, so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Preferred Stock, (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking prior to the Preferred Stock in respect of the payment of dividends or upon liquidation, dissolution or winding up of the Corporation or (iii) effect any reclassification of the Preferred Stock.  A class vote on the part of the Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Corporation’s Board of Directors) in connection with: (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock which ranks junior to, or on a parity with, the Preferred Stock in respect of the payment of dividends and distributions upon liquidation, dissolution or winding up of the Corporation; or (b) the authorization, issuance or increase in the amount of any bonds, mortgages, debentures or other obligations of the Corporation.

The affirmative vote or consent of the holders of a majority of the outstanding Preferred Stock, voting or consenting separately as a class, shall be required to (a) authorize any sale, lease or conveyance of all or substantially all of the assets of the Corporation, or (b) approve any merger, consolidation or compulsory share exchange of the Corporation with or into any other person unless (i) the terms of such merger, consolidation or compulsory share exchange do not provide for a change in the terms of the Preferred Stock and (ii) the Preferred Stock is, after such merger, consolidation or compulsory share exchange on a parity with or prior to any other class or series of capital stock authorized by the surviving corporation as to dividends and upon liquidation, dissolution or winding up other than any class or series of stock of the Corporation prior to the Preferred Stock as may have been created with the affirmative vote or consent of the holders of at least 66-2/3% of the Preferred Stock (or other than a class or series into which such prior stock is converted as a result of such merger, consolidation or share exchange).

9.  Outstanding Shares.  For purposes of these Articles of Incorporation, all shares of Preferred Stock shall be deemed outstanding except from the date of registration of transfer, all shares of Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

10.  Preemptive Rights.  The Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

11.  Severability of Provisions.  Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.  If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.